UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 1)


                              Peerless Systems Corporation
                                    (Name of Issuer)

                                      Common Stock
                             (Title of Class of Securities)

                                        705536-10
                                     (CUSIP Number)

                                   December 31, 1997
                (Date of Event Which Requires Filing of This Statement)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]     Rule 13d-1(b)

                     [ ]     Rule 13d-1(c)

                     [x]     Rule 13d-1(d)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















     CUSIP No. 705536-10             SCHEDULE 13G                   Page 2 of 16



       1   Name Of Reporting Person    ADOBE VENTURES, L.P.

           IRS Identification No. Of Above Person                    94-3205883

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 3 of 16



       1   Name Of Reporting Person    H&Q PEERLESS INVESTORS, L.P.

           IRS Identification No. Of Above Person                    94-3170832

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 4 of 16



       1   Name Of Reporting Person    H&Q ADOBE VENTURES MANAGEMENT, L.P.

           IRS Identification No. Of Above Person                    94-3205561

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 5 of 16



       1   Name Of Reporting Person    H&Q ADOBE VENTURES MANAGEMENT CORP.

           IRS Identification No. Of Above Person                    94-3204301

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 6 of 16



       1   Name Of Reporting Person    H&Q MANAGEMENT CORPORATION

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 7 of 16



       1   Name Of Reporting Person    HAMBRECHT & QUIST VENTURES PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 8 of 16



       1   Name Of Reporting Person    HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 705536-10             SCHEDULE 13G                   Page 9 of 16



       1   Name Of Reporting Person    HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 705536-10             SCHEDULE 13G                  Page 10 of 16



       1   Name Of Reporting Person    WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY ACH                                 -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 705536-10             SCHEDULE 13G                  Page 11 of 16


             Item 1(a).  Name of Issuer.

                     Peerless Systems Corporation (the "Issuer").

             Item 1(b).  Address of Issuer's Principal Executive Offices.

                     2381 Rosecrans Avenue, El Segundo, CA  90245.

             Item 2(a).  Names of Persons Filing.

                     Reference is made to Item 1 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                     The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).  Citizenship.

                     Reference is made to Item 4 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(d).  Title of Class of Securities.

                     Common Stock.

             Item 2(e).  CUSIP Number.

                     705536-10.

             Item 3. Type of Reporting Person.

                     Not applicable.

             Item 4. Ownership.

                     Reference is made to Items 5-9 and 11 of each of the
             cover pages to this Schedule, which Items are incorporated by reference herein. At December 31, 1997, the following shares of Common Stock were held directly by the following persons:






     CUSIP No. 705536-10             SCHEDULE 13G                  Page 12 of 16



                                                    Common Stock
                      Person                       Directly Owned

                      Adobe Ventures, L.P.              -0-

                      H&Q Peerless Investors, L.P.      -0-
                                                        ___

                      TOTAL                             -0-
                                                        ===


                       Because voting and investment decisions concerning
             securities previously held by the above entities may have been made by or in conjunction with H&Q Adobe Ventures Management, L.P., H&Q Adobe Ventures Management Corp., H&Q Management Corporation, Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may have been deemed a member of a group that shared voting and dispositive power over all of the above securities. Although the reporting persons previously reported such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

                       This Schedule does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact
             that as of the date hereof, the reporting persons have ceased to be the beneficial owners of more than 5% of the Common Stock, check the following: [x]






     CUSIP No. 705536-10             SCHEDULE 13G                  Page 13 of 16


             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 705536-10             SCHEDULE 13G                  Page 14 of 16


                                       Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 10, 1998.


             ADOBE VENTURES, L.P.              HAMBRECHT & QUIST VENTURE
                                               PARTNERS
             By: /s/ Jackie A. Berterretche
                 __________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact

             H&Q PEERLESS INVESTORS, L.P.
                                               HAMBRECHT & QUIST CALIFORNIA
             By: /s/ Jackie A. Berterretche
                 __________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact

             H&Q ADOBE VENTURES MANAGEMENT,    HAMBRECHT & QUIST GROUP
             L.P.
                                               By: /s/ Steven M. Machtinger
             By: /s/ Jackie A. Berterretche        __________________________
                 __________________________        Steven M. Machtinger
                 Jackie A. Berterretche            General Counsel & Secy.
                 Attorney-in-Fact

                                               WILLIAM R. HAMBRECHT
             H&Q ADOBE VENTURES MANAGEMENT
             CORP.                             By: /s/ Jackie A. Berterretche
                                                   __________________________
             By: /s/ Jackie A. Berterretche        Jackie A. Berterretche
                 __________________________        Attorney-in-Fact
                 Jackie A. Berterretche
                 Attorney-in-Fact

             H&Q MANAGEMENT CORPORATION

             By: /s/ Jackie A. Berterretche
                 __________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact






     CUSIP No. 705536-10             SCHEDULE 13G                  Page 15 of 16


                                       EXHIBIT INDEX



             Exhibit A           Joint Filing Undertaking              Page 16



     CUSIP No. 705536-10             SCHEDULE 13G                  Page 16 of 16


                                 JOINT FILING UNDERTAKING

                       The undersigned, being authorized thereunto, hereby
             execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13G and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 10, 1998.


             ADOBE VENTURES, L.P.              HAMBRECHT & QUIST VENTURE
                                               PARTNERS
             By: /s/ Jackie A. Berterretche
                 __________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact

             H&Q PEERLESS INVESTORS, L.P.
                                               HAMBRECHT & QUIST CALIFORNIA
             By: /s/ Jackie A. Berterretche
                 __________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact

             H&Q ADOBE VENTURES MANAGEMENT,    HAMBRECHT & QUIST GROUP
             L.P.
                                               By: /s/ Steven M. Machtinger
             By: /s/ Jackie A. Berterretche        __________________________
                 __________________________        Steven M. Machtinger
                 Jackie A. Berterretche            General Counsel & Secy.
                 Attorney-in-Fact

                                               WILLIAM R. HAMBRECHT
             H&Q ADOBE VENTURES MANAGEMENT
             CORP.                             By: /s/ Jackie A. Berterretche
                                                   __________________________
             By: /s/ Jackie A. Berterretche        Jackie A. Berterretche
                 __________________________        Attorney-in-Fact
                 Jackie A. Berterretche
                 Attorney-in-Fact

             H&Q MANAGEMENT CORPORATION

             By: /s/ Jackie A. Berterretche
                 __________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact